Exhibit 5.1

Mandelbaum Salsburg P.C.
Vincent J. McGill	1270 AVENUE OF THE AMERICAS, SUITE 1808 Direct	Dial: 212 324-1876
Partner	NEW YORK, NEW YORK 10020	E-mail: vmcgill@lawfirm.ms

October 24, 2018

Board of Directors

One Horizon Group, Inc.

34 South Molton Street

London W1K 5RG, United Kingdom

Re: Registration Statement on Form S-3 for Offering of Shares of Common Stock by Selling Stockholder

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the resale by Zhanming Wu (the “Selling Stockholder”) of 15,484,039 shares (the “Shares”) of the common stock, $0.0001 par value (the “Common Stock”) of One Horizon Group, Inc., a Delaware corporation (the “Company”), including 129,630 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrant”), pursuant to the Registration Statement on Form S-3 of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Selling Stockholder acquired (x) 3,000,000 shares of Common Stock (the “Conversion Shares”) in November 2017 upon conversion of $3,000,000 principal amount of the Company’s 8% Series A Convertible Debentures (the “Debentures”), including accrued but unpaid interest on the entire outstanding principal amount of the Debentures, pursuant to an agreement dated as of September 4, 2017 (the “Debenture Conversion Agreement”); (y) an additional 2,000,000 shares of Common Stock (the “Transferred Shares”) in November 2017 from Mark White, the Company’s chief executive officer and a director of the Company, pursuant to the terms of a letter dated September 14, 2017 (the “Letter Agreement”), as consideration for the Selling Stockholder’s previous contribution to Mr. White of $250,000 to be used in connection with Mr. White’s purchase of 555,555 shares the Company’s Series A-1 Convertible Preferred Stock from the holders thereof; and (z) an additional 354,409 shares of Common Stock from the Company (the “Reimbursement Shares”) in reimbursement for a portion of the expenses he incurred in connection with the lawsuits he filed against the Company and its directors pursuant to a Settlement Agreement dated October 15, 2018 (the “Settlement Agreement”). The Selling Stockholder acquired the Warrants, together with the Debentures, pursuant to a Securities Purchase Agreement dated as of December 27, 2014 (the “Securities Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, each as currently in effect, the Securities Purchase Agreement, the Debenture Conversion Agreement, the Letter Agreement, the Settlement Agreement, the Warrants, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents (except we have not assumed due execution and delivery by the Company of any such documents).

On the basis of the foregoing and in reliance thereon, we are of the opinion that:

1.	The Conversion Shares, the Transferred Shares and the Reimbursement Shares have been validly issued, fully paid and are non-assessable.

2.	The Warrant Shares issuable upon exercise of the Warrant, when issued against payment of the exercise price specified in the Warrants, will be, validly issued, fully paid and non-assessable.

We are attorneys licensed to practice in the State of New York and are familiar with the General Corporation Law of the State of Delaware (“the “DGCL”). Our opinion is limited to the laws of the State of New York, the DGCL, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing, New York law and the federal laws of the United States of America to the extent referred to specifically herein. We express no opinion herein as to any other laws, statutes, regulations or ordinances. We have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly,

/s/ Mandelbaum Salsburg P.C.